EXHIBIT 5

               OPINION OF SHUMAKER WILLIAMS, P.C.
                  OF CAMP HILL, PENNSYLVANIA
            SPECIAL COUNSEL TO REGISTRANT AS TO THE
             LEGALITY OF THE SHARES OF REGISTRANT'S
                    STOCK BEING REGISTERED

                     SHUMAKER WILLIAMS, P.C.
                        ATTORNEYS AT LAW
                          P.O. BOX 88
                     3425 SIMPSON FERRY ROAD
                       CAMP HILL, PA 17011
                        (717) 763-1121


                         March 27, 1997



Mr. J. David Lombardi
President and Chief Executive Officer
FIRST NATIONAL COMMUNITY BANK
102 East Drinker Street
Dunmore, PA 18512


          RE:  First National Community Bank
               Formation of a One-Bank Holding Company

Dear Mr. Lombardi:

     We have been engaged as Special Counsel to First National Community Bank (the "Bank") and First National Community Bancorp, Inc., a Pennsylvania business corporation (the "Company"), in connection with the organization of the Company as a bank holding company and the preparation and filing of all relevant documents with the Federal Reserve Board, the Comptroller of the Currency, applicable state securities law administrators, and the Securities and Exchange Commission ("SEC").

     We have prepared a Registration Statement on Form S-4 to be filed with the SEC, that includes a Proxy Statement/Prospectus, under the provisions and regulations of the Securities Act of 1933, as amended, relating to the offering by the Company of a maximum of 1,090,424 shares of its common stock, par value $1.25 per share (the "Common Stock"). The Common Stock will be issued pursuant to the Plan of Reorganization dated March 12,1997 (the "Plan of Reorganization") among the Company, the Bank, and First National Community Interim Bank (the "Interim Bank"). Under the Plan of Reorganization, the Bank will merge with and into Interim Bank and each share of the Bank's outstanding common stock, par value $1.25 per share, (other than shares as to which dissenters' rights have been perfected) will be converted into one (1) share of the Common Stock, par value $1.25 per share, of the Company.

Mr. J. David Lombardi
FIRST NATIONAL COMMUNITY BANK
March 27, 1997
Page 2


     As Special Counsel to the Company and the Bank, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement, including the Proxy Statement/Prospectus with the SEC and with the appropriate state securities administrators. We have reviewed the Company's Articles of Incorporation and By-laws, as presently in effect. We have prepared and reviewed an executed copy of the Plan of Reorganization, copies of the Company's corporate minutes and other proceedings and records relating to the authorization and issuance of the Common Stock, and such other documents and matters of law as we have deemed necessary in order to render this opinion.

     Based upon the foregoing, and in reliance thereon, it is our opinion that, upon the consummation of the Plan of Reorganization and the Plan of Merger in accordance with their respective terms, each of the shares of Common Stock issued pursuant to the Registration Statement will be duly authorized, legally and validly issued and outstanding, and fully paid and non-assessable on the basis of present legislation.

     We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Proxy Statement/Prospectus included in the Registration Statement under the caption "Description of the Holding Company's Stock - Legal Opinion".

                              Sincerely yours,


                              /s/ Shumaker Williams, P.C.
                              SHUMAKER WILLIAMS, P.C.

KJK/cmc

                              S-2